Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 21, 2016, except for Note 7, as to which the date is May 20, 2016,  with respect to the audited financial statements of Bare Metal Standard, Inc. as of January 31, 2016 and for the period from November 12, 2015 (inception) through January 31, 2016.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
November 3, 2016